Exhibit 99.1

News Release

Investor Contact:
Susan Kelly Trahan
+1 800.225.1560
investorrelations@spragueenergy.com

Sprague Resources LP Reports First Quarter 2019 Results

Portsmouth, NH (May 8, 2019) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the first quarter ended March 31, 2019.
First Quarter 2019 Highlights
•Net sales were $1,258.3 million for the first quarter of 2019, compared to net sales of $1,331.1 million for the first quarter of 2018.
•GAAP net income was $33.9 million for the first quarter of 2019, compared to net income of $74.9 million for the first quarter of 2018.
•Adjusted gross margin* was $95.4 million for the first quarter of 2019, compared to adjusted gross margin of $109.5 million for the first quarter of 2018.
•Adjusted EBITDA* was $50.9 million for the first quarter of 2019, compared to adjusted EBITDA of $55.1 million for the first quarter of 2018.
"Strong Materials Handling results were offset by weakness in our Refined Products and Natural Gas businesses," said Mr. David Glendon, President and Chief Executive Officer.

Refined Products
•Volumes in the Refined Products segment decreased 5% to 549.5 million gallons in the first quarter of 2019, compared to 576.2 million gallons in the first quarter of 2018.
•Adjusted gross margin in the Refined Products segment decreased $11.6 million, or 21%, to $44.7 million in the first quarter of 2019, compared to $56.3 million in the first quarter of 2018.
“Declines in our Refined Products business were primarily driven by a weak distillate market structure, limited blending opportunities and lower marine bunker sales," stated Mr. Glendon.

Natural Gas
•Natural Gas segment volumes decreased 2% to 19.8 million Bcf in the first quarter of 2019, compared to 20.3 million Bcf in the first quarter of 2018.
•Natural Gas adjusted gross margin decreased $5.6 million, or 15%, to $32.3 million for the first quarter of 2019, compared to $37.9 million for the first quarter of 2018.
"Natural Gas results were impacted by lower adjusted unit margins due to increased competitive intensity and fewer logistics optimization opportunities than the first quarter of 2018, " added Mr. Glendon.
Materials Handling
•Materials Handling adjusted gross margin increased by $3.3 million, or 25%, to $16.5 million for the first quarter of 2019, compared to $13.1 million for the first quarter of 2018.

         * Please refer to Reconciliation of Net Income (Loss) to Non-GAAP Measures

"Revenue growth at Kildair was the primary driver of the increase in Materials Handling adjusted gross margin," said Mr. Glendon. "Our U.S. operations also experienced modest growth this quarter primarily due to higher asphalt and clay slurry activity."
2019 Guidance
With regard to Sprague's anticipated 2019 financial results, and assuming normal weather and market structure conditions, we expect to achieve the following:
•Adjusted EBITDA is expected to be in the range of $105 million to $125 million.
•Sprague expects to maintain the 2019 quarterly distributions at the current distribution level of $0.6675 per unit.
Quarterly Distribution
On April 26, 2019, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced a cash distribution of $0.6675 per unit for the quarter ended March 31, 2019, consistent with the distribution declared for the quarter ended December 31, 2018. The distribution will be paid on May 14, 2019, to unitholders of record as of the close of business on May 7, 2019.
Financial Results Conference Call
Management will review Sprague’s first quarter 2019 financial results in a teleconference call for analysts and investors today, May 8, 2019.
Date and Time:        May 8, 2019 at 1:00 PM ET
Dial-in Numbers:    (866) 516-2130 (U.S. and Canada)
(678) 509-7612 (International)
Participation Code:    3674055
The conference call may also be accessed live by a webcast available on the "Investor Relations - Calendar of Events" page of Sprague's website at www.spragueenergy.com and will be archived on the website for one year.
About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.
*Non-GAAP Financial Measures
EBITDA, adjusted EBITDA and adjusted gross margin are measures not defined by GAAP. Sprague defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization.
We define adjusted EBITDA as EBITDA increased for unrealized hedging losses and decreased by unrealized hedging gains (in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts), changes in fair value of contingent consideration, adjusted for the impact of acquisition related expenses, and when applicable, adjusted for the net impact of retroactive legislation that reinstates an excise tax credit program available for certain of our biofuel blending activities that had previously expired.
We define adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts. Adjusted gross margin has no impact on reported volumes or net sales.
To manage Sprague's underlying performance, including its physical and derivative positions, management utilizes adjusted gross margin. Adjusted gross margin is also used by external users of our consolidated financial statements to assess our economic results of operations and its commodity market value reporting to lenders. EBITDA and adjusted EBITDA are used as supplemental financial measures by external users of our financial statements, such as investors, trade suppliers, research analysts and commercial banks to assess the financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate sufficient revenue, that when rendered to cash, will be available to pay interest on our indebtedness and make distributions to our equity holders; repeatable operating performance that is not distorted by non-recurring items or market volatility; and, the viability of acquisitions and capital expenditure projects.
Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations. The adjusted EBITDA and adjusted gross margin data presented by Sprague may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of net income to adjusted EBITDA and operating income to adjusted gross margin.
With regard to guidance, reconciliation of non-GAAP adjusted EBITDA to the closest corresponding GAAP measure (expected net income (loss)) is not available without unreasonable efforts on a forward-looking basis due to the inherent difficulty and impracticality of forecasting certain amounts required by GAAP such as unrealized gains and losses on derivative hedges, which can have a significant and potentially unpredictable impact on our future GAAP financial results.
Cautionary Statement Regarding Forward Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sprague Resources LP or about Sprague Resources LP’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements.  These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release.  Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; adverse weather conditions; changes in supply or demand for our products or services; nonperformance by major customers or suppliers; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction and unexpected capital expenditures; our ability to complete organic growth and acquisition projects; our ability to integrate acquired assets; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; political and economic conditions; and, the impact of security risks including terrorism, international hostilities and cyber-risk. These are not all of the important factors that could cause actual results to differ materially from those expressed in forward looking statements.  Other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 14, 2019 and in the Partnership's subsequent Form 10-Q, Form 8-K and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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(Financial Tables Below)

Sprague Resources LP
Summary Financial Data
Three Months Ended March 31, 2019 and 2018

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
	($ in thousands)
Income Statements Data:
Net sales	$1,258,308	$1,331,148
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,159,112	1,183,982
Operating expenses	23,789	23,209
Selling, general and administrative	20,913	27,864
Depreciation and amortization	8,388	8,425
Total operating costs and expenses	1,212,202	1,243,480
Operating income	46,106	87,668
Interest income	187	112
Interest expense	(11,959)	(9,884)
Income before income taxes	34,334	77,896
Income tax provision	(413)	(2,975)
Net income	33,921	74,921
Incentive distributions declared	(2,055)	(1,714)
Limited partners’ interest in net income	$31,866	$73,207
Net income per limited partner unit:
Common - basic	$1.40	$3.22
Common - diluted	$1.40	$3.21
Units used to compute net income per limited partner unit:
Common - basic	22,733,977	22,725,346
Common - diluted	22,739,609	22,786,889
Distribution declared per unit	$0.6675	$0.6525

Sprague Resources LP
Volume, Net Sales and Adjusted Gross Margin by Segment
Three Months Ended March 31, 2019 and 2018

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
	($ and volumes in thousands)
Volumes:
Refined products (gallons)	549,492	576,240
Natural gas (MMBtus)	19,804	20,257
Materials handling (short tons)	922	793
Materials handling (gallons)	106,223	69,972
Net Sales:
Refined products	$1,120,123	$1,180,860
Natural gas	114,167	129,927
Materials handling	16,481	13,148
Other operations	7,537	7,213
Total net sales	$1,258,308	$1,331,148
Reconciliation of Operating Income to Adjusted Gross Margin:
Operating income	$46,106	$87,668
Operating costs and expenses not allocated to operating segments:
Operating expenses	23,789	23,209
Selling, general and administrative	20,913	27,864
Depreciation and amortization	8,388	8,425
Add/(deduct):
Change in unrealized gain on inventory	4,236	(23,561)
Change in unrealized value on natural gas transportation contracts	(7,988)	(14,068)
Total adjusted gross margin:	$95,444	$109,537
Adjusted Gross Margin:
Refined products	$44,739	$56,335
Natural gas	32,322	37,948
Materials handling	16,451	13,148
Other operations	1,932	2,106
Total adjusted gross margin	$95,444	$109,537

Sprague Resources LP
Reconciliation of Net Income to Non-GAAP Measures
Three Months Ended March 31, 2019 and 2018

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
	($ in thousands)
Reconciliation of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$33,921	$74,921
Add/(deduct):
Interest expense, net	11,772	9,772
Tax provision	413	2,975
Depreciation and amortization	8,388	8,425
EBITDA	$54,494	$96,093
Add/(deduct):
Change in unrealized gain on inventory	4,236	(23,561)
Change in unrealized value on natural gas transportation contracts	(7,988)	(14,068)
Biofuel tax credit	—	(4,022)
Acquisition related expenses (1)	8	443
Other adjustments (2)	171	194
Adjusted EBITDA	$50,921	$55,079
Add/(deduct):
Cash interest expense, net	(10,453)	(8,433)
Cash taxes	611	(2,369)
Maintenance capital expenditures	(1,466)	(2,262)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	(197)	838
Other	1	304
Distributable cash flow	$39,417	$43,157

(1)
We incur expenses in connection with acquisitions and given the nature, variability of amounts, and the fact that these expenses would not have otherwise been incurred as part of our continuing operations, adjusted EBITDA excludes the impact of acquisition related expenses.

(2)	Represents the change in fair value of contingent consideration related to the 2017 Coen Energy acquisition and other expense.